Exhibit 99.1

Vermillion Reports Second Quarter 2017 Results

Conference Call at 4:30 p.m. ET Today

AUSTIN, Texas — August 9, 2017 — Vermillion, Inc. (NASDAQ: VRML), a bio-analytical solutions company focused on gynecologic disease, reported on its financial results for the second quarter ended June 30, 2017.

Valerie Palmieri, President and CEO stated, “The second quarter was a  milestone quarter as we had the highest organic quarterly product revenue and growth since the inception of our CLIA laboratory.  We were pleased to see positive momentum in field sales progress, and in our patient advocacy program and managed care contracts in key markets. The economics of our business also continued to improve, as evidenced by higher revenues per test and higher gross margins.”

Recent Corporate Developments:

•	Achieved year over year ASPiRA Labs revenue growth of 55%, and in territories covered by our field sales force, volume growth of 19% on a per day basis.
•	Foundational total cost of care manuscript accepted for publication.
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Peer reviewed manuscript  “Economic Impact of Increased Utilization of Multivariate Assay Testing to Guide Treatment of Ovarian Cancer:  A Payer Perspective”  was authored by Burton S. Brodsky MD, Gary M. Owens MD and Dennis J. Scotti PhD MBA. Estimated publication date is Q4 2017.

•	Patient Advocacy Program successfully piloted with new customers in the first half of 2017.
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Program is an extension of our customer services to provide proactive educational and billing information to the patient prior to OVA1/Overa being performed.  The program has been well received and directly addresses coverage challenges while we continue to expand payer coverage.

•	ASPiRA IVD entered into a definitive agreement with a top 10 pharmaceutical company to provide validation testing services for a key companion diagnostic biomarker.

Q2 2017 Financial Results

Product revenue in the second quarter of 2017 totaled $860,000 compared to $554,000 in the prior year quarter, representing a 55% year-over-year increase. ASPiRA IVD service revenue in the second quarter of 2017 totaled $38,000 compared to $155,000 in the prior year quarter and will vary from quarter to quarter based on the size of ongoing customer projects. Total revenue in the second quarter of 2017 was $898,000 compared to $709,000 in the same year-ago quarter, representing an increase of 27%.

There were 2,418 OVA1 tests performed during the second quarter of 2017 compared to the 2,345 OVA1 tests performed in the prior year quarter, a 3% increase. Additionally, revenue on a per test performed basis increased to $356 in the second quarter of 2017 compared to $236 in the second quarter of 2016, representing a 51% increase.  This number compared to $296 in the first quarter of 2017 or a  20% increase sequentially.

We do expect test volume and, to a lesser extent, product revenue to decrease in the third quarter of 2017 primarily due to the loss of one client bill customer. We expect the direct volume loss from the client bill customer to be between 5% and 10% in the third quarter relative to volume in the second quarter of 2017. We also expect some additional volume loss due to summer seasonality and the July holiday calendar. We are working to mitigate the losses and have already begun to partially replace the volume loss with direct arrangements with hospital systems and groups.

Cost of product revenue for the second quarter of 2017 totaled $428,000 representing a 19% decrease from the prior year quarter due to lower consulting and personnel costs. Our gross product margin improved to 50% in the second quarter of 2017 compared to just 5% in the prior year quarter.

Cost of service revenue was $266,000 for the second quarter of 2017 compared to $60,000 for the same period in 2016. ASPiRA IVD did not commence operations until June 2016 and thus included only one month of expense in 2016 compared to a full quarter of expense in 2017.

Total operating expenses in the second quarter of 2017 decreased to $2.6 million compared to $3.9 million in the same year-ago quarter, representing a decrease of 34%. The decrease was due primarily to commercial operating efficiencies as well as lower research and development costs following expiration of our collaboration agreement with The Johns Hopkins University School of Medicine and the clearance of Overa in March 2016.

Net loss for the second quarter of 2017 was $2.4 million or $(0.04) per share, as compared to a net loss of $3.7 million or $(0.07) per share in the same year-ago quarter.

As of June 30, 2017, cash and equivalents totaled $6.0 million. The company utilized $1.7 million in cash in the second quarter of 2017 after deducting the final payments related to expenses for the February 2017 private placement of common stock. We plan for cash utilization to remain under $2.0 million per quarter over the balance of 2017.

Conference Call and Webcast

Vermillion’s President and CEO, Valerie Palmieri, will host a call today to discuss results followed by a question and answer period.

Wednesday, August 9th @ 4:30pm Eastern Time

Domestic:888-437-9274

International:719-325-2437

Conference ID:8515049

Webcast:http://public.viavid.com/index.php?id=125153

Replays, available through August 23nd:

Domestic:844-512-2921

International:412-317-6671

Replay PIN:8515049

Please call the conference telephone number five minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Vermillion at (203) 993-8300.

About Vermillion

Vermillion, Inc. is dedicated to the discovery, development and commercialization of novel high-value diagnostic and bio-analytical solutions that help physicians diagnose, treat and improve gynecologic health outcomes for women. Vermillion, along with its prestigious scientific collaborators, discovers, develops, and delivers innovative diagnostic and technology tools that help women with serious diseases.  The company's initial in vitro diagnostic test, OVA1® (MIA), was the first FDA-cleared, protein-based In Vitro Diagnostic Multivariate Index Assay, and represented a new class of software-based liquid biopsy in vitro diagnostics. In March 2016 Vermillion received FDA clearance for Overa™, a Multivariate Index Assay 2nd Generation (MIA2G) test with significantly improved specificity and ease of use. For additional information, including published clinical trials, visit www.vermillion.com.

Forward-Looking Statements

This press release contains forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, that involve significant risks and uncertainties, including expectations with respect to test volume and revenue, anticipated IVD service revenue and plans with respect to cash utilization. Words such as “may,” “expects,” “intends,” “anticipates,” “believes,” “estimates,” “plans,” “seeks,” “could,” “should,” “continue,” “will,” “potential,” “projects” and similar expressions are intended to identify forward-looking statements. The forward-looking statements contained in this press release are based on Vermillion's expectations as of the date of this press release. A variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. Factors that could cause actual results to materially differ from those projected in such forward-looking statements include but are not limited to: (1) Vermillion’s ability to increase the volume of OVA1 or Overa sales; (2) Vermillion’s ability to market its test through sales channels other than ASPiRA LABS; (3) failures by third-party payers to reimburse OVA1 or Overa or changes or variances in reimbursement rates; (4) Vermillion’s ability to secure additional capital on acceptable terms to execute its business plan; (5) Vermillion’s ability to commercialize Overa both within and outside the United States; (6) in the event that Vermillion succeeds in commercializing Overa outside the United States, the political, economic and other conditions affecting other countries (including foreign exchange rates); (7) Vermillion’s ability to develop and commercialize additional diagnostic products and achieve market acceptance with respect to these products; (8)

Vermillion’s ability to compete successfully; (9) Vermillion’s ability to obtain any regulatory approval required for Vermillion’s future diagnostic products; (10) Vermillion’s or its suppliers’ ability to comply with FDA requirements for production, marketing and post market monitoring of its products; (11) additional costs that may be required to make further improvements to Vermillion’s manufacturing operations; (12) Vermillion’s ability to maintain sufficient or acceptable supplies of immunoassay kits from its suppliers; (13) Vermillion’s ability to continue to develop, protect and promote its proprietary technologies; (14) future litigation against Vermillion, including infringement of intellectual property and product liability exposure; (15) Vermillion’s ability to retain key employees; (16) business interruptions; (17) legislative actions resulting in higher compliance costs; (18) changes in healthcare policy; (19) Vermillion’s ability to comply with environmental laws; (20) Vermillion’s ability to generate sufficient demand for ASPiRA LABS’ services to cover its operating costs; (21) Vermillion’s ability to comply with the additional laws and regulations that apply to it in connection with the operation of ASPiRA LABS; (22) Vermillion’s ability to comply with FDA regulations that relate to its products and to obtain any FDA clearance or approval required to develop and perform laboratory developed tests; (23) ASPiRA IVD’s lack of operating history; (24) ASPiRA IVD’s ability to generate and maintain business; (25) fluctuations over time with respect to ASPiRA IVD’s operating results; (26) ASPiRA IVD’s ability to enter into profitable contracts; (27) ASPiRA IVD’s ability to maintain effective information systems without significant interruption; (28) ASPiRA IVD’s ability to perform its services in compliance with contractual requirements, regulatory standards and ethical considerations; and (29) Vermillion’s ability to continue as a going concern and (30) other factors that are described in Vermillion's Form 10-K for the year ended December 31, 2016 and Form 10-Q for the three months ended March 31, 2017 as filed with the Securities and Exchange Commission (the “SEC”). Vermillion expressly disclaims any obligation to update, amend or clarify any forward-looking statements to reflect events, new information or circumstances occurring after the date of this press release, except as required by law.

This release should be read in conjunction with the consolidated financial statements and notes thereto included in Vermillion’s most recent reports on Form 10-K and Form 10-Q. Copies are available through the SEC’s Electronic Data Gathering Analysis and Retrieval system (EDGAR) at www.sec.gov.

Investor Relations Contact:

Michael Wood

LifeSci Advisors LLC

Tel 1-646-597-6983

mwood@lifesciadvisors.com

Vermillion, Inc.

Consolidated Balance Sheets

(Amounts in Thousands, Except Share and Par Value Amounts)

(Unaudited)

	June 30,	December 31,
	2017	2016
Assets
Current assets:
Cash and cash equivalents	$6,028	$5,242
Accounts receivable	214	275
Prepaid expenses and other current assets	269	498
Inventories	102	93
Total current assets	6,613	6,108
Property and equipment, net	1,549	1,911
Other assets	11	-
Total assets	$8,173	$8,019

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$300	$881
Accrued liabilities	1,541	1,464
Short-term debt	188	182
Other current liabilities	32	34
Total current liabilities	2,061	2,561
Non-current liabilities:
Long-term debt	1,538	1,667
Other non-current liabilities	47	29
Total liabilities	3,646	4,257
Commitments and contingencies
Stockholders’ equity:
Common stock, par value $0.001 per share, 150,000,000 shares authorized at
June 30, 2017 and December 31, 2016; 56,164,082 and 52,328,492 shares issued and outstanding at June 30, 2017 and December 31, 2016,
respectively	56	52
Additional paid-in capital	395,060	389,266
Accumulated deficit	(390,589)	(385,556)
Total stockholders’ equity	4,527	3,762
Total liabilities and stockholders’ equity	$8,173	$8,019

Vermillion, Inc.

Consolidated Statements of Operations

(Amounts in Thousands, Except Share and Per Share Amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Revenue:
Product	$860	$554	$1,538	$1,059
Service	38	155	86	155
Total revenue	898	709	1,624	1,214
Cost of revenue:(1)
Product	428	527	850	1,055
Service	266	60	571	60
Total cost of revenue	694	587	1,421	1,115
Gross profit	204	122	203	99
Operating expenses:
Research and development(2)	268	564	493	1,498
Sales and marketing(3)	1,041	1,628	2,064	3,908
General and administrative(4)	1,241	1,691	2,648	3,350
Total operating expenses	2,550	3,883	5,205	8,756
Loss from operations	(2,346)	(3,761)	(5,002)	(8,657)
Interest income (expense), net	(10)	(8)	(22)	(5)
Other income (expense), net	(4)	20	(9)	16
Net loss	$(2,360)	$(3,749)	$(5,033)	$(8,646)
Net loss per share - basic and diluted	$(0.04)	$(0.07)	$(0.09)	$(0.17)
Weighted average common shares used to compute basic and diluted net loss per common share	56,113,917	52,151,440	55,123,977	52,132,288
Non-cash stock-based compensation expense included in cost of revenue and operating expenses:
(1) Cost of revenue	$40	$22	$79	$46
(2) Research and development	2	22	5	53
(3) Sales and marketing	40	14	77	56
(4) General and administrative	295	319	510	445